Exhibit 99.1

MONOGRAM ANNOUNCES COMPLETION OF ACQUISITION BY GREYSTAR LED FUND

PLANO, TX — September 19, 2017 — Monogram Residential Trust, Inc. (NYSE: MORE), an owner, operator and developer of high-quality apartment communities with a significant presence in select coastal markets, today announced the completion of the Company’s previously announced acquisition by the newly formed perpetual-life fund Greystar Growth and Income Fund, LP, led by Greystar Real Estate Partners and its initial founding capital partners, affiliates of APG Asset Management N.V., GIC, and Ivanhoé Cambridge. The announcement follows Monogram stockholders’ vote to approve the merger and the other transactions contemplated by the merger agreement, including the restructuring of Monogram’s joint venture with PGGM, on September 14, 2017. The total portfolio transaction value is approximately $4.4 billion, including the PGGM JV and debt assumed or refinanced.

Pursuant to the transaction, Monogram’s stockholders will be entitled to receive $12.00 per share in cash.  As a result of the transaction, the Company’s common stock will cease trading on the New York Stock Exchange, effective September 20, 2017.

“The Monogram Residential board of directors and management team are pleased to have completed this transaction which maximizes value for stockholders and partners that entrusted our team over the past several years,” said Mark Alfieri, Monogram’s Chief Executive Officer, President and Chief Operating Officer. “The valuation achieved is a testament to the quality of the portfolio and operating platform.”

“This acquisition is highly strategic for Greystar and furthers our mission to be the global leader in rental housing,” said Bob Faith, the Founder, Chairman and Chief Executive Officer of Greystar.  “We are pleased that this acquisition will seed Greystar Growth and Income Fund, LP, Greystar’s first perpetual-life fund and thrilled to have such tremendous groups as our partners and investors.”

“We are delighted to complete the acquisition of Monogram alongside Greystar and our venture partners,” said Steven Hason, Managing Director and Head of Americas Real Estate & Infrastructure at APG Asset Management.  “This continues our strategy of acquiring top-tier properties with operating partners who consistently demonstrate exceptional investment and asset management capabilities, and who share APG’s long-term investment objectives.”

Mr. Lee Kok Sun, Chief Investment Officer, GIC Real Estate, said, “We are pleased to establish our partnership with Greystar with this acquisition.  The U.S. multifamily sector’s positive supply-demand dynamics and Monogram’s high-quality assets in attractive markets provide a valuable seed portfolio that fits well with the venture’s long-term strategy and Greystar’s management capabilities.”

“Monogram’s irreplaceable portfolio of assets allows Greystar to stand out in the current competitive environment,” said Sylvain Fortier, President, Residential, Hotels and Real Estate Investment Funds at Ivanhoé Cambridge. “This transaction marks both the next step in our strategy of investing in quality residential properties globally and our successful and ongoing partnership with Greystar.”

“This transaction provided us the opportunity to capitalize on our existing investment in Monogram’s best-in-class residential portfolio,” said Werner Sohier, Senior Director Private Real Estate responsible for the Americas at PGGM.  “We are excited to partner with Greystar on this opportunity and look forward to the continued long-term success of the venture.”

Morgan Stanley & Co. LLC served as exclusive financial advisor and Goodwin Procter LLP served as legal advisor to Monogram.  J.P. Morgan Securities LLC served as exclusive financial advisor and Jones Day served as legal advisor to Greystar. Morgan, Lewis & Bockius LLP served as legal advisor to PGGM. Walker & Dunlop, Inc. (NYSE: WD) arranged the Freddie Mac financing for the transaction.

ABOUT MONOGRAM

Monogram is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities.  Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities in select markets across the United States.  As of June 30, 2017, Monogram’s portfolio includes investments in 48 multifamily communities in 10 states comprising 13,438 apartment homes.

ABOUT GREYSTAR

Greystar is a leading, fully integrated multifamily real estate company offering expertise in investment management, development and property management of rental housing properties globally.  Headquartered in Charleston, South Carolina with offices throughout the United States, Europe, Latin America and Asia-Pacific, Greystar is the largest operator of apartments in the United States, managing over 425,000 units in over 140 markets globally, with an aggregate estimated value of approximately $80 billion.  Greystar also has a robust institutional investment management platform dedicated to managing capital on behalf of a global network of institutional investors with over $21 billion in gross assets under management including more than $8 billion of developments that have been completed or are underway.  Greystar was founded by Bob Faith in 1993 with the intent to become a provider of world class service in the rental housing real estate business. To learn more about Greystar, visit www.greystar.com.

ABOUT APG ASSET MANAGEMENT N.V.

APG Asset Management N.V. is a Dutch pension capital investor and one of the largest pension fiduciary asset managers worldwide.  APG manages €451 billion (July 2017) on behalf of their pension fund clients and their 4.5 million active and retired participants from the public and private sectors representing over 30% of all collective pension plans in the Netherlands. For more information about APG, please visit www.apg.nl.

ABOUT GIC

GIC is a leading global investment firm with well over US$100 billion in assets under management. Established in 1981 to secure the financial future of Singapore, the firm manages Singapore’s foreign reserves. A disciplined long-term value investor, GIC is uniquely positioned for investments across a wide range of asset classes, including real estate, private equity, equities and fixed income.  GIC has investments in over 40 countries and has been investing in emerging markets for more than two decades.  Headquartered in Singapore, GIC employs over 1,400 people across 10 offices in key financial cities worldwide.  For more information about GIC, please visit www.gic.com.sg.

ABOUT IVANHOÉ CAMBRIDGE

Ivanhoé Cambridge, a global real estate industry leader, invests in high-quality properties and real estate companies in select cities around the world.  It does so prudently, with a long-term view to generate optimal, risk-adjusted returns.  Founded in Quebec in 1953, Ivanhoé Cambridge has built a vertically integrated business across Canada.  Internationally, Ivanhoé Cambridge invests alongside key partners and major real estate funds that are leaders in their respective markets.  Through subsidiaries and partnerships, Ivanhoé Cambridge holds interests in nearly 800 buildings, primarily in the residential, office, retail and logistics real estate sectors.  Ivanhoé Cambridge held approximately C$56 billion in assets as at December 31, 2016.  Ivanhoé Cambridge is a real estate subsidiary of the Caisse de dépôt et placement du Québec (cdpq.com), one of Canada’s leading institutional fund managers.  For more information about Ivanhoé Cambridge, please visit ivanhoecambridge.com.

ABOUT PGGM

PGGM is a cooperative Dutch pension fund service provider. Institutional clients are offered: asset management, pension fund management, policy advice and management support. On June 30, 2017 PGGM had EUR 205 billion in assets under management. The PGGM cooperative has approximately 720,000 members and is helping them to realize a valuable future. Either alone or together with strategic partners, PGGM develops future solutions by linking together pension, care, housing and work. For more information about PGGM, please visit www.pggm.nl.

Contacts

Angela Bonnici or Jason Chudoba

ICR, Inc.

Angela.Bonnici@icrinc.com | 646-277-1276

Jason.Chudoba@icrinc.com | 646-277-1249